Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

June 13, 2017

Safety, Income and Growth, Inc.
1114 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Safety, Income and Growth, Inc., a Maryland corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-11 (File No. 333-217224) (together with any amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 11,787,500 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), including up to 1,537,500 Shares that may be sold pursuant to the underwriters’ option to purchase additional shares. The Shares will be sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and, following the (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors of the Company, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Maryland General Corporation law as currently in effect.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP